Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 10 of our report dated April 29, 2024 with respect to the audited consolidated balance sheets of Eco Bright Future Inc. and Subsidiaries (the Entity) as of December 31, 2023 and 2022 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. Our report contains an explanatory paragraph regarding the Entity’s ability to continue as a going concern.

We consent to all references to our firm included in this Registration Statement.

Goff Backa Alfera & Company, LLC

Pittsburgh, Pennsylvania

May 16, 2024